Exhibit 99.1

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email:shelley@tpg-ir.com

MEADE INSTRUMENTS OBTAINS NEW $10 MILLION CREDIT FACILITY

 IRVINE, CALIF. — FEBRUARY 10, 2009 — MEADE INSTRUMENTS CORP. (NASDAQ GM:MEAD), a leading designer and manufacturer of telescopes and other optical products, today announced that it has entered into an agreement with First Capital LLC for a three-year, $10 million credit facility.  The new facility replaces the existing facility with Bank of America, N.A. that was set to expire in September 2009.

The new facility consists of a factoring arrangement for the Company’s receivables with up to an 80% advance rate and a secured credit line tied to the Company’s finished goods inventory of up to $3 million of available credit, subject to an overall credit limit of $10 million.  The interest rate for advances against the facility will initially be set at LIBOR plus 5.5%, subject to a LIBOR floor of 2.25%.  The agreement also sets forth unused line fees, minimum factoring commissions, early termination fees and other customary terms and conditions.

Steve Murdock, Chief Executive Officer of Meade, commented, “We are pleased to have completed the new credit agreement on favorable terms and to have found a new partner in First Capital.  We expect that First Capital will be an excellent partner going forward, and we believe that this new facility will be sufficient to meet our working capital needs in the coming year.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: whether the new credit facility is sufficient for the Company’s future business; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

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